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NEWS RELEASE

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                                                           FOR: Pentacon, Inc.
                                                       CONTACT: Jim Jackson
                                                                Vice President
                                                                & Controller
                                                                (713) 860-1000


FOR IMMEDIATE RELEASE

            PENTACON, INC. ANNOUNCES MANAGEMENT CHANGES, RELOCATION OF
                     CORPORATE OFFICE AND FIRST QUARTER RESULTS

         HOUSTON, TEXAS, APRIL 25, 2001-PENTACON, INC. (NYSE: JIT), today announced results for the first quarter ended March 31, 2001 and provided guidance concerning its business outlook for the remainder of 2001. The Company also announced that Mark E. Baldwin, Chairman and Chief Executive Officer has resigned these positions and that Robert L. ("Rob") Ruck, currently President of Pentacon's Aerospace Group, has been elected Chief Executive Officer and Board Member, and Cary M. Grossman, an outside director and co-founder of the Company has been elected Chairman.

MANAGEMENT CHANGES AND RELOCATION OF CORPORATE OFFICE

         Rob will retain his position as president of the Aerospace Group and assume the additional responsibility of Chief Executive Officer.

         Mr. Ruck, who graduated from the U.S. Military Academy at West
Point, served as Vice President - General Manager, Business and General Aviation of Honeywell Aerospace immediately prior to joining Pentacon. His duties in that $1.7 billion business included leadership of marketing, sales and service for the business units that design, produce, and support products ranging from hardware to main propulsion engines. He previously served in varying capacities with Honeywell and its predecessor AlliedSignal since 1986.

         Mr. Grossman is the managing partner of the investment banking firm McFarland, Grossman & Company, and has been a member of Pentacon's Board since the inception of the Company.

         Pentacon also announced that it would be closing its corporate office in Houston, Texas and relocating those functions to Chatsworth, California. Concerning the relocation


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PENTACON, INC.


of the corporate office, Mr. Ruck stated, "While the details are still being finalized, the relocation of our corporate headquarters will be accomplished over the next several months. We will make the transition seamless to our customers and we expect to substantially reduce corporate expenses."

         Mr. Grossman said, "We wish to thank Mark Baldwin for his leadership and service to Pentacon over the past three and a half years and express our appreciation to all our corporate staff in Houston. The decision to move our corporate headquarters was a difficult one, but is necessary in Pentacon's quest to reduce our overall cost of doing business and attain consistent profitability."

         "We are delighted to have an executive of Rob Ruck's caliber in Southern California, where the Company will now be headquartered, to serve as CEO. Rob's track record of leadership, customer focus and delivering results is impressive. Since joining the Company in September 2000, Rob has made significant changes in our Aerospace business and has made great progress in growing revenues, improving operational efficiencies and motivating employees," added Mr. Grossman.

         Mr. Ruck commented, "I am thrilled to have been selected for this challenging assignment. I look forward to working with the board and our employees to deliver to our customers unsurpassed performance across our impressive portfolio of products and services."

FIRST QUARTER RESULTS

         For the quarter ended March 31, 2001, Pentacon reported net income of $0.1 million compared to net income of $0.4 million for the same period in the prior year. On a per share basis, Pentacon reported net income of $0.00 per share in the current quarter compared to $0.02 per share for the prior year period. Revenues for the quarter were $71.3 million, a decrease of 4% from revenues of $74.4 million in the prior year. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $6.3 million in the quarter, compared to $7.3 million reported in the corresponding quarter of 2000.

AEROSPACE GROUP

         Pentacon Aerospace Group's newly assembled leadership team delivered a solid quarter. Revenues increased 12% to $35.0 million and operating income increased 10% to $3.4 million compared to the prior year period. Operating expenses decreased 5% and gross profit per employee grew 29%.

INDUSTRIAL GROUP

         Pentacon Industrial Group's results were in line with our expectations. The first quarter revenues of $36.3 million declined 16% from the prior year period. The decline was caused by an industry wide slow down in the heavy duty truck market and, to a lesser extent, the telecommunications sector. Despite posting higher gross margins and slightly lower operating expenses in the first quarter of 2001, the group's operating income declined 27% as a result of the decreased revenues.


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PENTACON, INC.


OPERATIONAL COMMENTS AND FUTURE OUTLOOK

         Mr. Ruck continued, "Our Aerospace Group had an excellent quarter and reported its highest quarterly revenues and operating income since the second quarter of 1999. Our Industrial Group's results for the quarter were respectable, considering the severe market declines we have seen in the heavy duty truck and telecommunications sectors and the fact that year ago sales were at record levels."

         "During the first quarter, working capital turnover showed a 5% improvement from the fourth quarter of 2000. We remain focused on working capital management to improve free cash flow and minimize interest costs. We generated $3.3 million of cash from operations during the first quarter of which $0.8 million was used for capital expenditures, primarily for integration of our information systems, and $2.5 million was used for debt reduction. Additionally, we booked approximately $3.5 million of annualized revenues in new contracts, principally in our Aerospace Group."

         "Consistent with our focus on working capital management to improve free cash flow and reduce debt, management has decided to offer up to $10 million of slower moving inventory at our Aerospace Group at substantially discounted prices. The disposal of this inventory will allow us to improve our inventory mix, satisfy new and existing customers, obtain refunds of previously paid taxes of approximately $2.4 million and eliminate the current year tax liability. We are in the process of identifying the specific inventory and will take a charge for the loss in the second quarter when quantified."

         "In total for Pentacon, we continue to expect EBITDA for 2001, prior to current year inventory disposal charges, to look a lot like 2000 with positive Aerospace Group comparisons offset by softening market conditions in certain Industrial Group segments."

OTHER INFORMATION

         Today's quarterly earnings conference call with management will be available via webcast (HTTP://WWW.VIDEONEWSWIRE.COM/PENTACON/042501/) at 9:00 a.m. Central Time. A replay of the call will be available via the webcast or by dialing 888-203-1112 (confirmation code: 450012) through May 10, 2001.

         This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) estimates of costs or projected or anticipated changes to cost estimates relating to entering new markets or expanding in existing markets; (2) changes in economic and industry conditions; (3) changes in regulatory requirements;
(4) changes in interest rates; (5) levels of borrowings under the Company's Bank Credit Facility; (6) accumulation of excess inventories by certain customers; and (7) volume or price adjustments with respect to sales to major


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PENTACON, INC.

customers. These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.

         Pentacon is a leading distributor of fasteners and other small parts and provider of related inventory management services. Pentacon presently has 35 distribution and sales facilities in the U.S., along with sales offices in Europe, Canada, Mexico and Australia. For more information, visit the Company's web site at 'WWW.PENTACON-INC.COM'.


                               (TABLE TO FOLLOW)

                                  PENTACON, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     QUARTER ENDED
                                                       MARCH 31,
                                                 --------------------
                                                   2001        2000
                                                 --------    --------
     Revenues                                    $ 71,311    $ 74,365
     Cost of sales                                 49,992      51,637
                                                 --------    --------
         Gross profit                              21,319      22,728

     Operating expenses                            15,752      16,173
     Goodwill amortization                            864         864
                                                 --------    --------
         Operating income                           4,703       5,691

     Other (income) expense, net                        2         (23)
     Interest expense                               4,599       4,820
                                                 --------    --------
         Income before taxes                          102         894

     Income taxes                                      20         489
                                                 --------    --------
         Net income                              $     82    $    405
                                                 ========    ========
     Net income per share:
         Basic                                   $   0.00    $   0.02
         Diluted                                 $   0.00    $   0.02

     Shares utilized:
         Basic                                     16,788      16,697
         Diluted                                   16,800      16,706

     EBITDA(1)                                   $  6,334    $  7,299

                                  PERCENTAGE OF REVENUES

     Revenues                                       100.0%      100.0%
     Gross profit                                    29.9%       30.6%
     Operating expenses                              22.1%       21.7%
     Goodwill amortization                            1.2%        1.2%
     Operating income                                 6.6%        7.7%
     Net income                                       0.1%        0.5%

(1) EBITDA is earnings before interest, income taxes, depreciation, amortization and write-off of debt issuance costs.


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                                  PENTACON, INC.

          UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

                           ADDITIONAL SEGMENT INFORMATION


                                                     QUARTER ENDED
                                                       MARCH 31,
                                                 --------------------
                                                   2001        2000
                                                 --------    --------
                                                     (IN THOUSANDS)
     Revenues:
       Industrial                                $ 36,348    $ 43,168
       Aerospace                                   34,963      31,197
                                                 --------    --------
          Total segment revenues                 $ 71,311    $ 74,365
                                                 ========    ========

     Operating income:
       Industrial                                $  3,171    $  4,380
       Aerospace                                    3,422       3,143
                                                 --------    --------
          Total segment operating income            6,593       7,523

       General corporate expense                    1,026         968
       Goodwill amortization                          864         864
                                                 --------    --------
          Operating income                       $  4,703    $  5,691
                                                 ========    ========

                              PERCENTAGE OF REVENUES

     Revenues:
       Industrial                                    51.0%       58.0%
       Aerospace                                     49.0%       42.0%
                                                 --------    --------
          Total segment revenues                    100.0%      100.0%
                                                 ========    ========

     Operating income:
       Industrial                                     8.7%       10.1%
       Aerospace                                      9.8%       10.1%
          Total segment operating income              9.2%       10.1%

       General corporate expense                      1.4%        1.2%
       Goodwill amortization                          1.2%        1.2%
                                                 --------    --------
          Operating income                            6.6%        7.7%
                                                 ========    ========


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